UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

JRSIS HEALTH CARE CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

JRSIS HEALTH CARE CORPORATION

3/f Building A, De Run Yuan

No. 19 Chang Yi Road, Chang Ming Shui

Wu Gui Shan, Zhongshan City 528458

INFORMATION STATEMENT

To the Holders of Our Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of JRSIS Health Care Corporation has given his written consent to a resolution adopted by the Board of Directors of JRSIS Health Care Corporation to amend the articles of incorporation of JRSIS Health Care Corporation so as to (a) effect a reverse split of the Corporation’s common stock in a ratio of 1-for-10 and (b) increase the authorized capital stock to include 2,000,000 shares of preferred stock. We anticipate that this Information Statement will be mailed on May ___, 2023 to shareholders of record. On or after June ___, 2023, the amendment to the Articles of Incorporation will be filed with the Florida Secretary of State and become effective.

Florida corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, JRSIS Health Care Corporation will not hold a meeting of its shareholders to consider or vote upon the proposed amendment to JRSIS Health Care Corporation’s Articles of Incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

May __, 2023	Huang Zhifei, Chief Executive Officer

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on May 1, 2023 (the “Record Date”). At that date, there were issued and outstanding 58,366,569 shares of JRSIS Health Care Corporation common stock, each of which entitles the holder thereof to one vote. There are no other classes of voting stock authorized.

The following table sets forth the number of shares of common stock owned by each person who, as of the Record Date, owned beneficially more than 5% of the outstanding common stock, as well as the ownership of such shares by each member of the JRSIS Health Care Corporation Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Zhong Zhuowei	47,130,000	80.75%
Huang Zhifei	0	--
Chen Zhuowen	0	--
All officers and directors as a group (3 persons)	47,130,000	80.75%

(1)	Ownership is of record and beneficial unless otherwise noted.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the certificate of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-10 (the “Reverse Split”). Zhong Zhuowei, the holder of shares representing a majority of the voting power of the Company’s outstanding stock, has given his written consent to the resolution.

Our Board of Directors believes it is in our best interest to implement the reverse stock split. We have determined that we must seek both additional funding and other business relationships, including the addition of key personnel, in order for our Company to prosper. We believe that the overall economy and, thus, the prospect for advantageous business relationships is presently strong. While we have not yet committed to any specific plans or agreements, we believe that the currently large number of issued and outstanding shares may negatively affect the consummation of any such relationship and that a smaller number of issued and outstanding shares will assist in attracting funding sources or business partners on terms that will be most beneficial to us and our shareholders. As a consequence, the Board and our majority shareholder have approved resolutions providing for a reverse split of our common stock on a basis of one share for every ten shares presently outstanding.

Under Florida corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Florida on or after June __, 2023, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Certificate of Incorporation provides that each ten shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”).

After the Reverse Split, there will be 94,163,343 common shares available for issuance. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Florida law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any shareholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Reverse Split Procedures; Fractional Shares

On the Effective Date of the Reverse Split, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of post-reverse common stock (“New Common Stock”). It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of shares of New Common Stock. Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split common stock and paying the Transfer Agent’s standard fee. In exchange, he will receive a replacement certificate representing the appropriate number of shares of New Common Stock. The name and address of the Transfer Agent are:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

212-828-8436

To avoid the existence of fractional shares of our common stock, a stockholder who would otherwise hold a fractional share as a result of the Reverse Stock Split will be entitled to receive one full share of common stock in lieu of such fractional shares upon surrender of his stock certificates to our transfer agent.

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO AUTHORIZE BLANK CHECK PREFERRED STOCK

On May 1, 2023, the JRSIS Health Care Corporation Board of Directors approved an amendment to JRSIS Health Care Corporation’s Articles of Incorporation to increase the authorized capital stock to include, with the 100,000,000 shares of common stock already authorized, 2,000,000 shares of preferred stock, par value $.001 per share. The preferred shares will be “blank check” shares, meaning that the Board of Directors will have the authority to determine the rights, preferences and limitations associated with the shares, without having to seek a vote of shareholders. On May 1, 2023, the holder of a majority of the voting power of the outstanding voting stock gave his written consent to the amendment. The amendment will be filed and become effective on or after June __, 2023.

The Board of Directors and the majority shareholder have approved the authorization of preferred stock in order to provide JRSIS Health Care Corporation with flexibility in pursuing its long-term business objectives. The primary reasons for the increase are:

●	Management may utilize the additional shares in connection with its acquisition of additional business enterprises.

●	Management may utilize the additional shares in connection with other corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

●	Management expects that in the future it will pursue opportunities to obtain the capital that JRSIS Health Care Corporation will need in order to operate a business successfully. A reserve of both common and preferred shares available for issuance from time-to-time will enable JRSIS Health Care Corporation to entertain a broad variety of financing proposals.

After the Effective Date, the Board of Directors will be authorized to issue 2,000,000 shares of Preferred Stock without having to obtain the approval of JRSIS Health Care Corporation’s shareholders. The Board will have the authority to provide for the issuance of the Preferred Stock in one or more series, and to establish the number of shares in each series and the designation, relative rights, preferences and limitations of the shares in each series. Florida law requires that the Board use its reasonable business judgment in determining the rights and preferences of the Preferred Stock, as well as the consideration the Company will receive in exchange for issuing the shares. Nevertheless, preferred stock often has rights and preferences greater than those associated with common stock. Therefore, the issuance of the Preferred Stock by JRSIS Health Care Corporation could be disadvantageous to holders of our common stock in one or more of the following ways:

●	The issuance of Preferred Stock could diminish the value of common shares now outstanding, if the rights and preferences associated with the Preferred Stock exceeded those associated with JRSIS Health Care Corporation common stock.

●	The issuance of Preferred Stock that was convertible into common stock could result in the dilution of the value of common shares now outstanding, if the conversion price were less than the current market price of our common stock.

●	The issuance of Preferred Stock with preferential voting rights could diminish the voting power of the holders of the common stock.

The amendment of the Articles of Incorporation is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares having rights and preferences to be determined by the Board without shareholder approval has potential utility as a device to discourage or impede a takeover of JRSIS Health Care Corporation In the event that a non-negotiated takeover were attempted, the private placement of preferred stock into “friendly” hands, or the issuance of preferred stock upon terms very favorable to the preferred shareholder, for example, could make JRSIS Health Care Corporation unattractive to the party seeking control of JRSIS Health Care Corporation This would have a detrimental effect on the interests of any shareholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Florida law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Articles of Incorporation to implement the Reverse Split and to increase the authorized capital stock.

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